EXHIBIT 99.1

Hub Group, Inc. Reports First Quarter 2020 Results

Highlights:

  Profit improvement initiatives and our diversified model contributed to our net income of $13.2 million or $0.40 in diluted earnings per share in the first quarter; EBITDA (non-GAAP)1 for the quarter was $50.3 million; net income includes $2.5 million, or $0.07 per share, for severance, consulting and donation expenses in the quarter
  Continuing to provide world-class service levels and solutions to our customers, including supporting our retail and consumer goods customers whose businesses have been impacted by the COVID-19 pandemic
  Solid liquidity position with $277 million of cash and cash equivalents, and $219 million of unused and available borrowings under our revolving line of credit as of March 31, 2020
  Asset light operating model and focus on cost control resulted in Net Cash provided by Operating Activities of $41 million
  Donated approximately $5 million of Hub equipment to support COVID-19 emergency responders, of which $0.2 million was in March and the remainder in April

OAK BROOK, Ill., April 30, 2020 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced first quarter 2020 net income of $13.2 million, or diluted earnings per share of $0.40.  Included in net income was $2.5 million, or $0.07 per share, of severance expense ($1.6 million), consulting expense ($0.7 million) and donation expense ($0.2 million).  Net income for the first quarter 2019 was $23.9 million, or $0.71 per diluted share.

Update on Recent Performance and Liquidity

“As an essential business, Hub Group is working aggressively to manage through the impact of the COVID-19 pandemic. We have maintained our focus on providing a world-class customer experience, while ensuring the health and safety of our employees,” said Dave Yeager, Hub Group’s Chairman and Chief Executive Officer.  “Logistics is a foundational part of the economy and our team is doing an amazing job during this challenging period, particularly in servicing our customers whose businesses have been impacted by the pandemic.  Some of our top customers include retailers and consumer goods companies who have experienced strong demand for their essential products, while other customers have closed their businesses, which we hope will be temporary.  We have been intensely focused on driving efficiency in our organization and improving our cost structure, including by decreasing our headcount by 4% since year-end 2019 and reducing discretionary operating expenses.  In addition, we’ve taken several important steps to enhance liquidity, including borrowing $100 million on our revolving credit line in late March, suspending the completion of our headquarters campus expansion and more carefully managing our working capital.  Hub is well-positioned to manage through the current economic environment, with $277 million of cash and cash equivalents, and $219 million of unused and available borrowings under our revolving line of credit as of March 31, 2020.  Finally, we are proud to have been able to support COVID-19 emergency responders by donating approximately $5 million of equipment during March and April,” continued Mr. Yeager.

“Our operating model and focus on cost control resulted in net cash from operating activities of $41 million during the quarter, and EBITDA (non-GAAP)1 of $50 million for the quarter.  We continue to execute on our profit improvement initiatives, and we remain on track to realize $40 million of annualized savings in 2020.  A key area of focus for 2020 is improving the profitability and cost structure of our drayage and dedicated trucking operations, including enhanced asset utilization, improved network optimization, greater driver productivity, and efficiencies in maintenance and procurement,” said Mr. Yeager.

Q1 2020 Results

Revenue for the first quarter of 2020 decreased by 10% to $839 million compared with $933 million for first quarter 2019.  Operating income for the quarter was $19.8 million versus $35.6 million for first quarter 2019.  Operating income included $3.3 million of expenses for severance, consulting and donations.

First quarter intermodal revenue decreased 8% to $495 million due primarily to a 7% decline in volume. Volume was down compared to the prior year due to a soft demand environment and increased truckload and intermodal competition.  Intermodal gross margin decreased compared to the prior year primarily due to the decline in volume, lower prices, higher insurance and claims costs, and rail cost increases, partially offset by the benefits from operational improvements and better purchasing.

Truck brokerage handled 10% fewer loads in the quarter as compared to the prior year, while fuel, price and mix combined were down 7% due primarily to the soft demand environment.  Truck brokerage revenue declined 17% to $98 million in the quarter.  Contractual truckload volume represented 90% of total truckload volume compared to 85% in the prior year.  Truck brokerage gross margin as a percent of revenue increased by 150 basis points as a result of the benefits from the transformation of our operating model, an enhanced technology platform and a deeper engagement with our carrier network.

First quarter logistics gross margin as a percentage of revenue expanded by 70 basis points despite a 10% decline in revenue to $183 million due to our continuous improvement initiatives, revenue management, and strong growth at CaseStack.

Dedicated revenue decreased 18% to $62 million compared to the prior year due to the impact of business we exited, partially offset by growth with new accounts.  Dedicated gross margin declined compared to the prior year primarily due to business we exited, idle equipment costs, start-up costs and maintenance costs, partially offset by revenue management initiatives.  We ended the quarter with approximately 1,200 tractors and 5,400 trailers for Dedicated.

Costs and expenses decreased to $84.8 million in the first quarter of 2020 compared to $91.7 million in the prior year due primarily to a decline in Salaries and Benefits expense, partially offset by an increase in consulting expense, IT development and implementation costs, and depreciation and amortization expense related to our technology initiatives.   Costs and expenses included $2.1 million of severance expense, $1.0 million of consulting expense and $0.2 million related to donations of Hub equipment in support of COVID-19 emergency efforts.  Costs and expenses also include a total of $3.4 million of non-cash amortization expense related to CaseStack and Hub Group Dedicated and $0.6 million of compensation expense associated with restricted stock issued to CaseStack management in connection with the acquisition.

Cash Flow and Capitalization

Net cash provided by operating activities was $41 million for the quarter.  Capital expenditures for the first quarter of 2020 totaled $25 million, primarily for refrigerated containers, trailers, technology investments and construction of our new office building on our Oak Brook, IL campus.  At March 31, 2020, we had cash and cash equivalents of $277 million and unused and available borrowings under our revolving line of credit of $219 million.

2020 Capital Expenditure Outlook

Capital expenditures for the remainder of fiscal year 2020 are expected to range from $50 million to $80 million, and primarily consist of investments in tractors, trailers and containers to support growth in our business, as well as IT hardware and software.

Non-GAAP Financial Measure

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide a reconciliation of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which is set forth on page 7 of this press release.  Management believes that EBITDA provides relevant and useful information, which is used by our management as well as by many analysts, investors and competitors in our industry.  By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company’s profitability measures for the periods presented. These measures, however, should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on April 30, 2020 to discuss its first quarter 2020 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Phil Yeager, President and Chief Operating Officer and Terri Pizzuto, Executive Vice President and Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at

http://www.yourconferencecenter.com/r.aspx?p=1&a=UvnUiIHxmHDeJX.

Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's web site at www.hubgroup.com. This replay will be available for 30 days.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance.  Forward-looking statements are inherently uncertain and subject to risks, uncertainties and other factors that might cause the actual performance of Hub Group, Inc. to differ materially from those expressed or implied by this discussion and, therefore, should be viewed with caution.  All forward-looking statements and information are provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally may be identified by the use of forward-looking terminology such as “trends”, “assumptions”, “target”, “guidance”, “outlook”, “opportunity”, “future”, “plans” “goals”, “objectives”, “expects”, “expected”, “may”, “will”, “would”, “could”, “intend”, “believe”, “potential”, “projected”, “estimate” (or the negative or derivative of each of these terms), or similar words, and include our statements regarding our profit improvement initiatives and capital expenditures.  These forward-looking statements are based on management's experience and perception of trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Factors that could cause actual results to differ materially include general or regional economic conditions and health concerns; the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions and on our customers, counterparties, employees, and third-party service providers; our ability to sustain or the effects of plans intended to improve operation execution and performance; changes in or implementation of additional governmental or regulatory rules and interpretations affecting tax, wage and hour matters, health and safety, insurance or other undeterminable areas; intermodal costs and prices, the integration of any acquisitions and expenses relating thereto; the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Logistics business lines; driver shortages; the amount and timing of strategic investments or divestitures by Hub, the failure to implement and integrate critical information technology systems; cyber security incidents, retail and other customers encountering adverse economic conditions and other factors described from time to time in Hub Group's SEC reports, press releases and other communications.  Hub Group assumes no liability to update any such forward-looking statements.

______________________
1 For all non-GAAP measures presented, please see the reconciliations contained in this press release.

SOURCE:  Hub Group, Inc.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2020		2019
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$838,859	100.0%	$932,998	100.0%

Transportation costs	734,265	87.5%	805,709	86.4%
Gross margin	104,594	12.5%	127,289	13.6%

Costs and expenses:
Salaries and benefits	50,876	6.1%	62,028	6.6%
General and administrative	26,336	3.1%	22,918	2.5%
Depreciation and amortization	7,623	0.9%	6,754	0.7%
Total costs and expenses	84,835	10.1%	91,700	9.8%

Operating income	19,759	2.4%	35,589	3.8%

Other income (expense):
Interest expense	(2,455)	-0.3%	(3,056)	-0.3%
Interest and dividend income	403	0.0%	373	0.0%
Other expense, net	(222)	-0.0%	(40)	-0.0%
Total other expense	(2,274)	-0.3%	(2,723)	-0.3%

Income before provision for income taxes	17,485	2.1%	32,866	3.5%

Provision for income taxes	4,249	0.5%	8,972	0.9%

Net income	$13,236		$23,894

Earnings per share
Basic	$0.40		$0.71
Diluted	$0.40		$0.71

Basic weighted average number of shares outstanding	33,159		33,569
Diluted weighted average number of shares outstanding	33,488		33,585

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	March 31,	December 31,
	2020	2019

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$276,880	$168,729
Accounts receivable trade, net	462,813	450,451
Allowance for doubtful accounts	(7,795)	(6,912)
Accounts receivable other	1,297	3,237
Prepaid taxes	673	630
Prepaid expenses and other current assets	14,993	24,086
TOTAL CURRENT ASSETS	748,861	640,221

Restricted investments	18,192	22,601
Property and equipment, net	668,398	663,165
Right-of-use assets - operating leases	33,332	35,548
Right-of-use assets - financing leases	5,298	5,865
Other intangibles, net	117,511	120,967
Goodwill, net	484,404	484,459
Other assets	18,611	18,748
TOTAL ASSETS	$2,094,607	$1,991,574

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$270,384	$257,247
Accounts payable other	18,085	11,585
Accrued payroll	23,663	45,540
Accrued other	84,748	86,686
Lease liability - operating leases	8,244	8,567
Lease liability - financing leases	3,064	3,048
Current portion of long term debt	94,620	94,691
TOTAL CURRENT LIABILITIES	502,808	507,364

Long term debt	284,076	186,934
Non-current liabilities	35,577	36,355
Lease liability - operating leases	26,564	28,518
Lease liability - financing leases	1,051	1,820
Deferred taxes	155,822	155,304

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2020 and 2019	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2020 and 2019; 33,544,287 shares
outstanding in 2020 and 33,353,904 shares outstanding in 2019	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2020 and 2019	7	7
Additional paid-in capital	175,370	179,637
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,192,837	1,179,601
Accumulated other comprehensive loss	(320)	(186)
Treasury stock; at cost, 7,680,505 shares in 2020
and 7,870,888 shares in 2019	(264,139)	(268,734)
TOTAL STOCKHOLDERS' EQUITY	1,088,709	1,075,279
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,094,607	$1,991,574

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2020	2019

Cash flows from operating activities:
Net income	$13,236	$23,894
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	30,576	28,383
Deferred taxes	696	6,335
Compensation expense related to share-based compensation plans	4,097	4,933
Loss (gain) on sale of assets	121	(835)
Donated equipment	240	-
Changes in operating assets and liabilities:
Restricted investments	4,409	(1,841)
Accounts receivable, net	(9,480)	32,906
Prepaid taxes	(50)	447
Prepaid expenses and other current assets	9,054	12,560
Other assets	(477)	(819)
Accounts payable	19,657	(14,389)
Accrued expenses	(28,551)	(30,123)
Non-current liabilities	(2,875)	1,982
Net cash provided by operating activities	40,653	63,433

Cash flows from investing activities:
Proceeds from sale of equipment	497	3,799
Purchases of property and equipment	(25,467)	(17,057)
Proceeds from the disposition of discontinued operations	-	19,439
Net cash (used in) provided by investing activities	(24,970)	6,181

Cash flows from financing activities:
Proceeds from issuance of debt	121,444	10,456
Repayments of long term debt	(24,373)	(25,780)
Stock tendered for payments of withholding taxes	(3,769)	(2,578)
Finance lease payments	(747)	(740)
Net cash provided by (used in) financing activities	92,555	(18,642)

Effect of exchange rate changes on cash and cash equivalents	(87)	(5)

Net increase in cash and cash equivalents	108,151	50,967
Cash and cash equivalents beginning of period	168,729	61,435
Cash and cash equivalents end of period	$276,880	$112,402

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months
	Ended March 31,

	2020	2019

Intermodal	$495,324	$536,032

Truck brokerage	98,017	117,587

Logistics	183,255	203,263

Dedicated	62,263	76,116

Total Revenue	$838,859	$932,998

HUB GROUP, INC.
RECONCILIATION OF NET INCOME TO EBITDA
(in thousands)
(unaudited)

	Three Months
	Ended March 31,
			Change	Change
	2020	2019	$	%

Net income	$13,236	$23,894	$(10,658)	-44.6%

Interest expense	2,455	3,056	(601)	-19.7%

Interest and dividend income	(403)	(373)	(30)	8.0%

Other expense, net	222	40	182	455.0%

Depreciation and amortization	30,576	28,383	2,193	7.7%

Provision for income taxes	4,249	8,972	(4,723)	-52.6%

EBITDA	$50,335	$63,972	$(13,637)	-21.3%

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745